Exhibit 3.5

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Incorporation, as amended to date, of PATCO ELECTRONICS, INC., a corporation organized under the laws of the State of Florida, as shown by the records of this office.

The document number of this corporation is S67277.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capital, this the
Twenty-seventh day of July, 2011

GREAT SEAL OF THE STATE OF FLORIDA
IN GOD WE TRUST

Kurt S. Browning
Secretary of State

CR2EO22 (1-11)

ARTICLES OF INCORPORATION
OF
PATCO SIGNS, INC.

The undersigned incorporator, being competent to contract, subscribes to these Articles of Incorporation to form a corporation for profit under the laws of the State of Florida.

ARTICLE I – Name

The name of this Corporation shall be:

PATCO SIGNS, INC.

ARTICLE II – Principal Office

The initial address of the principal office and the mailing address of the Corporation is 1855 Shepherd Drive, Titusville, Florida 32780.

ARTICLE III – Business and Activities

This Corporation may, and is authorized to, engage in any activity or business permitted under the laws of the United States and of the State of Florida. Provided, however, and notwithstanding the generality of the foregoing, this Corporation is not to conduct a banking, safe deposit, trust, insurance, surety, express, railroad, canal, telegraph, telephone or cemetery company, a building and loan association, mutual fire insurance association, cooperative association, fraternal benefit society, state fair of exposition.

ARTICLE IV – Capital Stock

A. The authorized capital stock of this Corporation and the maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time is 1,000,000 shares of common stock having a par value of $.01 per share.

B. All or any portion of the capital stock may be issued in payment for real or personal property, past or future services, or any other right or thing having a value, in the judgment of the Board of Directors, at least equivalent to the full value of the stock so to be issued as hereinabove set forth, and when so issued, shall become and be fully paid and nonassessable, the same as though paid for in cash, and the Directors shall be the sole judges of the value of any property, services, right or thing acquired in exchange for capital stock, and their judgment of such value shall be conclusive.

ARTICLE V – Term of Existence

The effective date upon which this Corporation shall come into existence shall be the date of filing of these Articles, and it shall exist perpetually thereafter unless dissolved according to law.

ARTICLE VI – Initial Registered Office and Agent

The street address of the initial registered office of this Corporation is 1855 Shepherd Drive, Titusville, Florida 32780 and the name of the initial registered agent of this Corporation at that address is Roger M. Boatman.

ARTICLE VII – Directors

A.    The initial number of Directors of this Corporation shall be one.

B.    The number of Directors may be either increased or diminished from time to time by the Board of Directors or the Shareholders in accordance with the Bylaws of this Corporation, but there shall always be at least one Director.

C.    Directors, as such, shall receive such compensation for their services, if any, as may be set by the Board of Directors at any annual or special meeting thereof. The Board of Directors may authorize and require the payment of reasonable expenses incurred by Directors in attending meetings of the Board of Directors.

D.    Nothing in this Article shall be construed to preclude the Directors from serving the Corporation in any other capacity and receiving compensation therefor.

E.    The name and street address of the initial members of the Board of Directors, to hold office until the first annual meeting of the Shareholders of this Corporation or until their successors are elected or appointed and have qualified, are:

Name	Street Address
Roger M. Boatman	1855 Shephard Drive Titusville, Florida 32780

F.    Any Director may be removed from office by the holders of a majority of the stock entitled to vote thereon at any annual or special meeting of the Shareholders of this Corporation, for any cause deemed sufficient by such Shareholders or for no cause.

G. In case one or more vacancies shall occur in the Board of Directors by reason of death, resignation or otherwise, the vacancies shall be filled by the Shareholders of this Corporation at their next annual meeting or at a special meeting called for the purpose of filling such vacancies; provided, however, any vacancy may be filled by the remaining Directors until the Shareholders have acted to fill the vacancy.

ARTICLE VIII – Incorporator

The name and street address of the incorporator signing these Articles is:

Name	Street Address
Roger M. Boatman	1855 Shepherd Drive Titusville, Florida 32780

ARTICLE IX – Lost or Destroyed Certificates

Stock certificates to replace lost or destroyed certificates shall be issued on such basis and according to such procedures as are from time to time provided for in the Bylaws of this Corporation.

ARTICLE X – Amendment to Articles

These Articles of Incorporation may be amended in the manner provided by law.

ARTICLE XI – Bylaws

The power to adopt, alter, amend or repeal Bylaws shall be vested in the Board of Directors. Any Bylaws adopted by the Board of Directors may be repealed, changed, or new Bylaws may be adopted by the vote of a majority of the stock entitled to vote thereon, and the Shareholders may prescribe in any Bylaw made by them that such Bylaw shall not be altered, amended or repealed by the Board of Directors.

ARTICLE XII – Affiliated Transactions

This Corporation expressly elects not to be governed by the provisions of Florida Statute Section 607.0901 dealing with affiliated transactions.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this day of july, 1991.

Roger M. Boatman

ACCEPTANCE OF APPOINTMENT AS REGISTERED AGENT

The undersigned is familiar with the obligations of the registered agent and hereby accepts the appointment to serve as the initial Registered Agent of Patco Signs, Inc.

Roger M. Boatman

0263W : bw

S67277

The name change amendment filed on December 12,1991 is missing from our records.

600208611796

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